Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
Net Profits Ten Inc.
Quiapo Metro, Manila, Philippines

We hereby consent to the incorporation by reference in this Current Report on Form 8-K of our report dated March 23, 2012, included in the Annual Report on Form 10-K of Net Profits Ten Inc., relating to the financial statements as of December 31, 2011 and 2010 and for the years then ended and for the period from March 24, 2008 (inception) through December 31, 2011.

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

November 14, 2012